Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258963

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated April 11, 2022)

REE AUTOMOTIVE LTD.

39,041,351 Class A Ordinary Shares
5,500,000 Warrants to Purchase Class A Ordinary Shares
15,562,500 Class A Ordinary Shares Underlying Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 11, 2022 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented, including by Post-Effective Amendment No. 1 thereto (Registration Statement No. 333-258963). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the unaudited interim consolidated financial statements as of and for the period ended June 30, 2022 contained in Exhibit 99.2 to our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on August 16, 2022 (the “Form 6-K”). Such financial statements from the Form 6-K are attached to this prospectus supplement.

This prospectus supplement updates, amends and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares, without par value (“Class A Ordinary Shares”), and warrants to purchase Class A Ordinary Shares (“Warrants”) are traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “REE” and “REEAW,” respectively. The last reported sale price of the Class A Ordinary Shares on August 15, 2022 was $1.50 per share, and the last reported sale price of the Warrants on August 15, 2022 was $0.16 per warrant, as reported on Nasdaq.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2022.

REE AUTOMOTIVE LTD.

CONSOLIDATED FINANCIAL STATEMENTS

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2022

UNAUDITED

INDEX

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollar in thousands (except share and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$97,029	$275,772
Restricted cash	136	138
Short-term investments	109,802	—
Other accounts receivable and prepaid expenses	15,229	12,162
Total current assets	222,196	288,072

NON-CURRENT ASSETS:
Long-term restricted cash	988	1,005
Other accounts receivable	5,166	1,184
Operating lease right-of-use assets	18,719	—
Property and equipment, net	4,645	2,675
Total non-current assets	29,518	4,864
TOTAL ASSETS	$251,714	$292,936

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$936	$4,538
Other accounts payable and accrued expenses	11,322	16,018
Operating lease liabilities	1,923	—
Total current liabilities	14,181	20,556

NON-CURRENT LIABILITIES:
Deferred revenues	943	943
Warrants liability	3,287	21,034
Operating lease liabilities	12,692	—
Total non-current liabilities	16,922	21,977
TOTAL LIABILITIES	31,103	42,533

Commitments and Contingencies (Note 7)

SHAREHOLDERS’ EQUITY:
Ordinary shares	—	—
Additional paid-in capital	881,828	864,911
Accumulated deficit	(661,217)	(614,508)
Total shareholders’ equity	220,611	250,403
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$251,714	$292,936

The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

U.S. dollar in thousands (except share and per share data)

	Six Months Ended
	June 30, 2022	June 30, 2021
Revenues	—	6
Cost of sales	547	15
Gross loss	(547)	(9)
Operating expenses:
Research and development expenses, net	38,923	16,694
Selling, general and administrative expenses	26,618	27,038
Total operating expenses	65,541	43,732
Operating loss	(66,088)	(43,741)
Income from warrants remeasurement	(17,747)	—
Financial income, net	(2,845)	(12)
Net loss before income tax	(45,496)	(43,729)
Income tax expense	1,213	45
Net loss	(46,709)	(43,774)
Net comprehensive loss	(46,709)	(43,774)
Basic and diluted net loss per Class A ordinary share	(0.16)	(0.22)
Weighted average number of ordinary shares and preferred shares used in computing basic and diluted net loss per share (1)	290,975,091	196,367,365

(1)	Prior period results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021.

The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

U.S. dollar in thousands (except share and per share data)

	Ordinary shares - Class A (1)		Ordinary shares - Class B (1)		Preferred shares (1)		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2021	45,271,559	$—	—	$—	130,799,440	$—	$154,959	$(109,178)	$45,781

Issuance of ordinary shares	1,989,622	—	—	—	—	—	—	—	—
Exercise of warrants	—	—	—	—	9,745,415	—	2,657	—	2,657
Share-based compensation	—	—	—	—	—	—	24,133	—	24,133
Net loss	—	—	—	—	—	—	—	(43,774)	(43,774)
Balance – June 30, 2021	47,261,181	$—	—	$—	140,544,855	$—	$181,749	$(152,952)	$28,797

Balance – January 1, 2022	234,262,636	$—	83,417,110	$—	—	$—	$864,911	$(614,508)	$250,403

Exercise of options	5,300,366	—	—	—	—	—	2,108	—	2,108
Share-based compensation	—	—	—	—	—	—	14,809	—	14,809
Net loss	—	—	—	—	—	—	—	(46,709)	(46,709)
Balance – June 30, 2022	239,563,002	$—	83,417,110	$—	—	$—	$881,828	$(661,217)	$220,611

(1)	Prior period results have been retroactively adjusted to reflect the 1:26.7017 stock split and the changes in par value from 0.01 NIS to no par value effected on July 22, 2021.

The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

U.S. dollar in thousands (except share and per share data)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:

Net loss	$(46,709)	$(43,774)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,860	169
Share-based compensation	14,809	24,133
Remeasurement of warrant liability	(17,747)	—
Decrease in inventory	—	4
Decrease in trade receivables	—	44
Increase in other accounts receivable and prepaid expenses	(7,049)	(1,270)
Increase in operating lease right-of-use assets and liability, net	(5,382)	—
Increase in deferred revenues	—	578
Increase (decrease) in trade payables	(3,602)	1,191
Increase (decrease) in other accounts payable and accrued expenses	(4,696)	1,434
Other	11	92
Net cash used in operating activities	(68,505)	(17,399)

Cash flows from investing activities:

Purchase of property and equipment	(2,563)	(900)
Investment in short-term investments	(109,802)	—
Proceeds from bank deposits	—	1,667
Net cash provided by (used in) investing activities	(112,365)	767

Cash flows from financing activities:

Proceeds from exercise of options	2,108	—
Proceeds from exercise of warrants to preferred shares	—	2,657
Payments of deferred offering costs	—	(599)
Net cash provided by financing activities	2,108	2,058
Decrease in cash, cash equivalents and restricted cash	(178,762)	(14,574)
Cash, cash equivalents and restricted cash at beginning of year	276,915	45,507
Cash, cash equivalents and restricted cash at end of period	$98,153	$30,933

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

U.S. dollar in thousands (except share and per share data)

	Six Months Ended June 30,
	2022	2021
Non-cash activity:

Accrued offering costs	$—	$3,086
Purchase of property and equipment included in accounts payable or accrued	$—	$6

	Six Months Ended June 30,
	2022	2021
Supplemental cash flow:

Cash received from interest	$598	$59

	June 30,
	2022	2021
Reconciliation of cash, cash equivalents and restricted cash:

Cash and cash equivalents	$97,029	$30,010
Restricted cash	136	923
Non-current restricted cash	988	—
Total cash, cash equivalents and restricted cash	$98,153	$30,933

The accompanying notes are an integral part of the consolidated financial statements.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 1. GENERAL

REE Automotive Ltd. was incorporated in Israel on January 16, 2011.

REE Automotive Ltd. has established wholly-owned subsidiaries in the United States, Germany, Japan and the United Kingdom (the “Subsidiaries”). REE Automotive Ltd. and its Subsidiaries (the “Company” or “we”) is a development stage company actively executing our business plan and establishing strategic collaborations with industry leaders to expand our industry footprint across segments. We are currently developing full vehicle prototypes with REEcornerTM technology, preparing to commence commercial trials of our P7 Platform.

On February 3, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with 10X Capital Venture Acquisition Corp (“10X Capital”), a Delaware corporation and special purpose acquisition company (“SPAC”), and Spark Merger Sub, Inc., a wholly-owned subsidiary of the Company, pursuant to which Merger Sub merged with and into 10X Capital (the “Merger”). The Merger was consummated on July 22, 2021 (the “Closing Date”) with 10X Capital becoming a wholly-owned subsidiary of the Company, and the securityholders of 10X Capital becoming securityholders of the Company.

The Company became a publicly traded company listed on the Nasdaq Stock Exchange on July 23, 2021, with its ordinary shares and its warrants trading under the ticker symbols “REE” and “REEAW”.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited interim consolidated financial statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation.

The balance sheet as of December 31, 2021 has been derived from the audited consolidated financial statements of the Company at that date but does not include all information and footnotes required by U.S. GAAP for complete financial statements.

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2021.

The significant accounting policies disclosed in the Company’s audited 2021 consolidated financial statements and notes thereto have been applied consistently to these unaudited interim consolidated financial statements except for the application of ASC 842. Results for the six months ended June 30, 2022 are not necessarily indicative of results that may be expected for the year ending December 31, 2022.

Use of estimates

The preparation of the unaudited interim consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from those estimates.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers and its sales cycles. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended June 30, 2022. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

Cash and cash equivalents

Cash and cash equivalents consist of cash balances and bank deposits, including money market funds, that have a maturity, at the date of purchase, of three months or less.

Investments

The Company accounts for investments in debt securities in accordance with ASC 320, “Investments - Debt Securities”. Management determines the appropriate classification of its investments in debt securities at the time of purchase and re-evaluates such determinations at each balance sheet date.

Held-to-maturity securities are those securities that the Company has the positive intent and ability to hold until maturity. Trading securities are those securities that the Company intends to sell in the near term. All other securities not included in the held-to-maturity or trading category are classified as available-for-sale. Held-to-maturity securities are recorded at amortized cost. Trading securities are carried at fair value with unrealized gains and losses charged to earnings. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded within accumulated other comprehensive income (loss) as a separate component of shareholders’ equity.

The Company’s securities are reviewed for impairment in accordance with ASC 320-10-35. If such assets are considered to be impaired, the impairment charge is recognized in earnings when a decline in the fair value of its investments below the cost basis is judged to be other-than-temporary. Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and the Company’s intent to sell, including whether it is more likely than not that the Company will be required to sell the investment before recovery of cost basis. For securities with an unrealized loss that the Company intends to sell, or it is more likely than not that the Company will be required to sell before recovery of their amortized cost basis, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet these criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while declines in fair value related to other factors are recognized in accumulated other comprehensive income (loss). As of June 30, 2022, no other-than-temporary impairment had been recognized.

Leases

On January 1, 2022, the Company adopted ASU No. 2016-02, “Leases (Topic 842)”, using the modified retrospective method by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2022 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under Topic 840. The Company has elected the package of practical expedients permitted under the transition guidance, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected to not recognize a lease liability and a right-of-use (“ROU”) asset for leases with a term of twelve months or less. Lease payments on short-term leases are recognized as an expense on a straight-line basis over the lease term, not included in lease liabilities. Lastly, the Company also elected the practical expedient to not separate lease and non-lease components for its leases.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company determines if an arrangement is a lease and the classification of that lease at inception based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the Company obtains the right to substantially all the economic benefits from the use of the asset throughout the period, and (3) whether the Company has a right to direct the use of the asset.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make minimum lease payments arising from the lease. ROU assets are initially measured at amounts, which represents the discounted present value of the lease payments over the lease, plus any initial direct costs incurred. The lease liability is initially measured at lease commencement date based on the discounted present value of minimum lease payments over the lease term. The implicit rate within the operating leases is generally not determinable, therefore the Company uses its Incremental Borrowing Rate (“IBR”) based on the information available at commencement date in determining the present value of lease payments. The Company’s IBR is estimated to approximate the interest rate for collateralized borrowing with similar terms and payments and in economic environments where the leased asset is located. Certain leases include options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain that the Company will exercise that option. An option to terminate is considered unless it is reasonably certain that the Company will not exercise the option.

Payments under the Company’s lease arrangements are primarily fixed, however, certain lease agreements contain variable payments, which are expensed as incurred and not included in the operating lease right-of-use assets and liabilities. Variable lease payments are primarily comprised of payments affected by common area maintenance and utility charges.

Fair value of financial instruments

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments consist among others of cash equivalents, restricted cash, other accounts receivable, trade payables, and other accounts payable and accrued expenses. The estimated fair values of these financial instruments approximate their carrying value as presented, due to their short term maturities. We consider public warrant liabilities to be Level 1 and private warrants are measured at fair value using Level 3 inputs. The financial liability for the warrant liabilities are accounted for at fair value through profit and loss. For short term investments refer to Note 3 and 11.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

During 2021, the Company generated revenues from selling its wheels for personal mobility products.

Under ASC 606 “Revenue from contracts with customers”, the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for contracts that are within the scope of the standard, the Company perform the following five steps: (1) Identify the contract(s) with a customer, (2) Identify the performance obligations in the contract, (3) Determine the transaction price, (4) Allocate the transaction price to the performance obligations in the contract and (5) Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue at the time when its customer obtains control of the promised goods which is when the performance obligation is satisfied by transferring the promised product to the customer.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring the products to the customer.

The Company applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component.

Deferred revenues are recognized as (or when) the Company receives consideration prior to performing its obligations under the contract.

In April 2021, the Company entered into a strategic development agreement with a customer, pursuant to which the Company will develop and supply REE platform prototypes. Revenue related to the agreement is deferred and will be recognized upon satisfying performance obligations in the contract. As of June 30, 2022 and December 31, 2021, the Company had deferred revenues recorded of $943 and $943, respectively. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

For contracts in which the performance obligation has an original expected duration of one year or less, the Company does not provide disclosure on its remaining performance obligations.

Fulfillment costs are capitalized up to the amount that is expected to be recovered, and any excess amounts will be expensed as incurred. As of June 30, 2022, the Company recorded capitalized costs of $943.

Contract liabilities consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Deferred revenues, non-current	$943	$943

Remaining Performance Obligation

The Company’s remaining performance obligations are comprised of the delivery of products and a material right for purchases of finished goods not yet delivered. As of June 30, 2022, the aggregate amount of the transaction price allocated to remaining performance obligations was $943, which the Company expects to recognize as revenue.

Recently adopted accounting pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On January 1, 2022, the Company adopted ASU No. 2016-02, “Leases (Topic 842)”. Upon adoption, we recognized total ROU assets and corresponding liabilities of $8,857 on our consolidated balance sheets. The ROU assets include adjustments for prepayments and accrued lease payments. The adoption did not impact the beginning balance of retained earnings, or prior year consolidated statements of income and statements of cash flows.

For information regarding the impact of Topic 842 adoption, see Significant Accounting Policies – Leases above and Note 5 - Leases.

Recently issued accounting pronouncements, not yet adopted

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes” (“the Update”). ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC 740. The standard will be effective for the Company for fiscal years beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company does not anticipate ASU 2019-12 will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.

The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures.

NOTE 3. INVESTMENTS

Our investments as of June 30, 2022 are comprised of held-to-maturity securities consisting mainly of U.S. dollar denominated investments primarily in bank deposits, agency bonds, municipal bonds, and commercial paper. Our investment guidelines are to purchase securities that are investment grade at the time of acquisition.

Short-term investments consisted of the following:

	June 30, 2022
	(Unaudited)
	Short-term investments
	Amortized cost basis	Gross unrealized gains	Gross unrealized loss	Fair value
Bank deposit securities:
Bank deposits	$36,308	$—	—	$36,308

Held-to-maturity marketable securities:
Agency bonds	$37,616	$—	$(184)	$37,432
Municipal bonds	6,327	—	(3)	6,324
Commercial paper	29,551	—	—	29,551
Total held-to-maturity marketable securities	$73,494	$—	$(187)	$73,307

Total short term investments	$109,802	$—	$(187)	$109,615

The securities in our portfolio are investment grade and short-term in nature. All held-to-maturity marketable securities are due within 1 year or less. As of June 30, 2022, no continuous unrealized losses for 12 months or greater were identified.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 4. OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Government authorities	$2,717	$897
Prepaid expenses	2,139	5,151
Advances to suppliers	9,676	5,734
Other receivables	697	380
Total	$15,229	$12,162

NOTE 5. LEASES

The Company`s leases include offices for its facilities worldwide, as well as car leases, which are all classified as operating leases. Certain leases include renewal options that are under the Company`s sole discretion. The renewal options were included in the right-of-use assets and liabilities calculations if it was reasonably certain that the Company will exercise the option.

June 30, 2022
(Unaudited)
Operating lease cost:	$1,525
Short-term lease cost:	198
Variable lease cost:	28
Net lease cost:	$1,751

June 30, 2022
(Unaudited)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases:	$1,635

Supplemental cash flow information related to operating leases:
Adoption of “Leases (Topic 842)”	$8,857
Right-of-use assets obtained in exchange for new operating lease liabilities:	$9,070
Adjustment to right-of-use assets upon the resolution of contingent lease payments	$2,064
Weighted average remaining operating lease term	7.34
Weighted average discount rate operating lease	3.97%

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 5. LEASES (cont.)

The following table outlines maturities of the Company’s lease liabilities as of June 30, 2022:

Operating Leases
(Unaudited)
2022 (remainder)	$1,107
2023	$2,958
2024	$2,606
2025	$2,554
2026 and thereafter	$7,975
Total undiscounted lease payments	$17,200

Less:
Imputed interest	$2,585
Present value of lease liabilities	$14,615

In March 2022, the Company entered into a lease commitment which has not yet commenced as of June 30, 2022, and is therefore not part of the right-of-use asset and liability. This lease has undiscounted future payments of approximately $11,000. The lease is expected to commence during the second half of 2022 for a 10 year period.

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Employees and payroll accruals	$4,240	$8,262
Professional fees	304	600
Non recurring engineering	2,788	4,800
Government authorities	2,530	648
Other payables	1,460	1,708
Total	$11,322	$16,018

NOTE 7. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

The following table summarizes REE’s contractual obligations and other commitments for cash expenditures as of June 30, 2022, and the years in which these obligations are due. Certain obligations are reflected in our balance sheet, while other are disclosed as future obligations. This table is not meant to represent a forecast of our total cash expenditures for any of the periods presented.

Purchase commitments
(Unaudited)
2022	$9,674
2023	655
2024	—
2025	—
2026 and thereafter	—
Total	$10,329

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 7. COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

Open purchase orders that are cancellable are not considered unconditional purchase obligations for financial reporting purposes and are not included in the table above. Such purchase orders often represent authorizations to purchase rather than binding agreements.

In addition, REE enters into agreements in the normal course of business with vendors to perform various services, which are generally cancellable upon written notice. These payments are not included in this table of contractual obligations.

Guarantee

A short-term guarantee in the amount of approximately $136 was issued by a bank to secure the Company’s office rent and credit cards payments. Long-term guarantees of $5,001 were recorded within Long-term restricted cash and Other Accounts Receivable to secure the Company’s office and manufacturing locations.

Royalty bearing grants

The Company’s research and development efforts have been partially financed through grants from the Israel Innovation Authority (“IIA”) for the technology related to the Softwheel products. In 2021, the Company applied to the IIA and was approved to update the definition of royalties set for the Company, so that the Company will be obligated to pay royalties solely on revenues generated from Softwheel products (and not the Company’s automotive activity). Under the research and development agreements with the IIA and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3-5% on sales of products developed with funds provided by the IIA. Such royalties are due up to an amount equal to 100% of the IIA grants received, linked to the U.S. dollar plus interest on the unpaid amount received based on the 12-month LIBOR rate (from the year the grant was approved) applicable to U.S. dollar deposits. If the Company returns to production of these products outside of Israel and generates sales, the ceiling will increase based on the percentage of production that is outside of Israel, up to a maximum of 300% of the IIA grants, linked to the dollar and bearing interest as noted above. If the Company does not generate sales of products developed with funds provided by the IIA, the Company is not obligated to pay royalties or repay the grants. For the six months June 30, 2022 and 2021, the Company had an aggregate of paid and accrued royalties to the IIA, recorded as cost of revenue in the consolidated statement of comprehensive loss in the amount of $0 and less than $1, respectively.

As of June 30, 2022, the Company’s remaining contingent obligation with respect to royalty-bearing participation received or accrued, net of royalties paid or accrued, were $724, respectively.

In 2018, the Company signed a research and development agreement with the Israel-United States Binational Industrial Research and Development Foundation (“BIRD”) for the technology related to Softwheel products. Under this agreement, the Company is required to pay royalties at a rate of 5% of the sales of products developed with funds provided by BIRD up to an amount equal to 150% of the aggregate dollar amount of the grants received linked to the U.S. consumer price index. For the six months ended June 30, 2022 and 2021, no expenses were recorded.

As of June 30, 2022, the BIRD contingent liability with respect to royalty-bearing participation received or accrued, net of royalties paid or accrued, totaled $433.

Legal proceedings

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. Although it cannot predict with assurance the outcome of any litigation, it does not believe there are currently any such actions that, if resolved unfavorably, would have a material impact on its financial condition, results of operations, or cash flows.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 8. SHAREHOLDERS’ EQUITY

Composition of share capital:

	June 30, 2022		December 31, 2021
	(Unaudited)		(Audited)
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares		Number of shares
Class A Ordinary shares, no par value (1)	1,000,000,000	239,563,002	1,000,000,000	234,262,636
Class B Ordinary shares, no par value (2)	83,417,110	83,417,110	83,417,110	83,417,110
	1,083,417,110	322,980,112	1,083,417,110	317,679,746

(1) Each Class A Ordinary Share has the right to exercise one vote, to participate pro rata in all the dividends declared by the Board of Directors of the Company and the rights in the event of the Company’s winding up are to participate pro-rata in the total assets of the Company.

(2) Class B Ordinary Shares, which are held by the founders, are entitled to cast ten votes per each Class B Ordinary Share held as of the applicable record date. Specific actions set forth in REE’s Amended and Restated Articles may not be effected by REE without the prior affirmative vote of 100% of the outstanding REE Class B Ordinary Shares, voting as a separate class. Each Class B Ordinary Shares will be automatically suspended upon the tenth anniversary of the closing of the Merger. There are no economic or participating rights to this class of shares.

Equity transactions

In the six months ended June 30, 2021, certain investors exercised their Preferred B warrants at a price of $0.27 per share. Such investors paid a total of $2,657 in exchange for 9,745,415 Preferred B shares of no par value of the Company.

In April 2021, the Company entered into a strategic collaboration agreement with a strategic partner regarding the ability to work with the Company to develop new markets and new business models for REE’s corner module technology and design (the “Strategic Partner”). In June 2021 and August 2021 the Company issued to the Strategic Partner 1,989,622 and 370,479 ordinary shares, respectively, and had agreed to issue additional ordinary shares to be issued to the Strategic Partner upon the achievement of certain revenue and production milestones, which will require the Company to obtain definitive purchase orders from third-party customers. As a result, the Company recorded share-based compensation expenses in the amount of $18,802 in selling, general and administrative expenses.

On August 16, 2021, the Board of Directors approved the issuance of 250,000 shares issued to an affiliate of Cowen and Company, LLC (“Cowen”) in consideration for advisory services provided by Cowen in connection with the Merger Agreement.

The share-based compensation expense recognized in the Company’s consolidated statements of operations are as follow:

	Six months ended
	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Cost of sales	$72	$—
Research and development	6,597	3,182
Selling, general and administrative	8,140	20,951
	$14,809	$24,133

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 9. INCOME TAXES

The main reconciling item between the statutory tax rate of the Company and the effective tax rate are the non-recognition of tax benefits from accumulated net operating loss carryforward of the Company due to the uncertainty of the realization of such tax benefits and the unrecognized tax positions recorded in the period.

Income taxes are comprised as follows:

	Six months ended
	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Current	$1,213	$45
	$1,213	$45

	Six months ended
	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Domestic	$54	$—
Foreign (non-Israeli jurisdictions)	1,159	45
	$1,213	$45

Net loss before income tax	(45,496)	(43,729)
Effective tax rate	(2.67)%	(0.10)%

Uncertain tax positions

A reconciliation of the opening and closing amounts of total unrecognized tax benefits is as follows:

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Opening balance	$856	$—
Tax positions reversed in current year	(162)	—
Tax positions taken in current year	848	856
Accrued interest	51	—
Ending balance	$1,593	$856

The Company recognizes interest and penalties, if any, related to unrecognized tax positions in income tax expense.

NOTE 10. WARRANT LIABILITIES

Warrants liabilities

As of June 30, 2022, there were 15,562,500 public and private warrants outstanding. The warrants entitle the holder to purchase one Class A ordinary share of REE Automotive Ltd at an exercise price of $11.50 per share. Until warrant holders acquire the Company’s Class A ordinary shares upon exercise of such warrants, they will have no rights with respect to the Company’s ordinary shares. The warrants will expire on July 22, 2026, five years after the Merger Closing Date, or earlier upon redemption or liquidation in accordance with their terms.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 10. WARRANT LIABILITIES (cont.)

Public Shareholders’ Warrants

Each whole warrant will entitle the registered holder to purchase one share of Class A Ordinary Shares. No fractional warrants will be issued and only whole warrants will trade. The Company is not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A Ordinary Shares upon exercise of a warrant unless the share of Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event is the Company required to net cash settle any warrant. During any period if the Company has failed to maintain an effective registration statement, warrant holders will be able to, until such time there is an effective registration statement, exercise their warrants on a “cashless basis.”

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the warrants for redemption for cash the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 10. WARRANT LIABILITIES (cont.)

Private Shareholders’ Warrants

The private warrants are identical to the public warrants. The private warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) will be exercisable for cash or on a cashless basis, at the holder’s option.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the transfer agent.

NOTE 11. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities fair value at June 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2022
	Level 1	Level 2	Level 3
	(Unaudited)
Assets:
Money market fund	$51,764	$—	$—
Bank deposits	—	36,308	—
Agency bonds	—	37,432	—
Municipal bonds	—	6,324	—
Commercial paper	—	29,551	—
	$51,764	$109,615	$—
Liabilities:
Warrant liability – Public warrants	$1,912	$—	$—
Warrant liability – Private warrants	—	—	1,375
	1,912	—	1,375

Amounts included in:
Cash and cash equivalents	$51,764	$—	$—
Short-term investments	—	109,615	—
Warrant liability	(1,912)		(1,375)
Total	$49,852	$109,615	$(1,375)

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

	December 31, 2021
	Level 1	Level 2	Level 3
	(Audited)
Liabilities:
Warrant liability – Public warrants	$10,364	$—	$—
Warrant liability – Private warrants	—	—	10,670
	$10,364	$—	$10,670

Amounts included in:
Warrant liability	$(10,364)	$—	$(10,670)
Total	$(10,364)	$—	$(10,670)

The fair value of the Public Warrants is determined with reference to the prevailing market price for warrants that are trading on Nasdaq under the ticker REEAW.

The Private warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private warrants is the expected volatility of the Class A ordinary shares. The expected volatility was implied from a blend of the Company’s own share and Public warrant pricing and the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business.

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

The following table provides the inputs used for Level 3 fair value measurements:

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Share price	$1.16	$5.55
Strike price	$11.50	$11.50
Term (in years)	4.1	4.6
Volatility	87.5%	65.0%
Risk-free rate	3.0%	1.2%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2022	$10,670
Change in fair value	(9,295)
Fair value as of June 30, 2022	$1,375

REE AUTOMOTIVE LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

U.S. dollars in thousands (except share and per share data)

NOTE 12. FINANCIAL INCOME, NET

	Six months ended
	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Interest income and bank fees, net	$(719)	$(37)
Foreign currency translation adjustments - expense (income)	(2,126)	25
Financial income, net	$(2,845)	$(12)

NOTE 13. BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted losses per share:

	Six months ended
	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Numerator:

Net loss for basic and diluted loss per share	$(46,709)	$(43,774)

Denominator:

Weighted average number of Class A ordinary and preferred shares used in computing basic and diluted net loss per share	290,975,091	196,367,365

Basic and diluted net loss per Class A ordinary and preferred shares	$(0.16)	$(0.22)

During the six months ended June 30, 2022 and 2021, the Company was in a loss position and therefore all its potential shares were antidilutive. The total weighted average number of shares related to the outstanding options and warrants excluded from the calculation of diluted loss per share due to their anti-dilutive effect was 74,775,324 and 63,281,734 for the six months ended June 30, 2022 and 2021.

NOTE 14. SUBSEQUENT EVENTS

On August 16, 2022, REE filed a shelf registration statement to allow REE to issue, at its discretion, from time to time in one or more offerings to the public, up to a maximum aggregate offering price of $200,000 of REE’s Class A ordinary shares, debt securities, rights, warrants and/or units. REE intends to allocate up to $75,000 of the shelf registration to the sale of REE’s Class A ordinary shares in an at-the-market equity program (the “ATM Facility”) to be entered into once the registration statement is declared effective. The shelf registration has not yet been declared effective, and no sales may be offered or sold under the shelf registration until it becomes effective.